As filed with the Securities and Exchange Commission on January 21, 2021.

Registration No. 333-251084

Registration No. 333-208203

Registration No. 333-179161

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-251084

REGISTRATION STATEMENT NO. 333-208203

REGISTRATION STATEMENT NO. 333-179161

UNDER

THE SECURITIES ACT OF 1933

MICHAEL MERGER SUB LLC

(as successor in interest to Mid-Con Energy Partners, LP)

(Exact name of registrant as specified in its charter)

Delaware	86-1551081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Mid-Con Energy Partners, LP Long-Term Incentive Program

(Full title of the plan)

717 Texas Ave., Suite 2900

Houston, Texas 77002

Telephone: (713) 236-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles L. McLawhorn, III

717 Texas Ave.

Suite 2900,

Houston, Texas 77002

(713) 236-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hillary H. Holmes

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

(346) 718-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Michael Merger Sub LLC, a Delaware limited liability company (the “Company”), as successor in interest to Mid-Con Energy Partners, LP, a Delaware limited partnership (“Mid-Con”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which were filed by Mid-Con with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all common units representing limited partner interests of the Mid-Con (“Common Units”), registered but unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement on Form S-8 (No. 333-251084), which was filed by Mid-Con with the SEC on December 3, 2020, registering 250,000 Common Units;

2.	Registration Statement on Form S-8 (No. 333-208203), which was filed by Mid-Con with the SEC on November 25, 2015, registering 1,750,000 Common Units; and

3.	Registration Statement on Form S-8 (No. 333-179161), which was filed by Mid-Con with the SEC on January 25, 2012, registering 1,764,000 Common Units.

On January 21, 2021, pursuant to the transactions contemplated by the Agreement and Plan of Merger dated as of October 25, 2020 (the “Merger Agreement”) by and among Contango Oil & Gas Company, a Texas corporation (“Contango”), the Company, Mid-Con and Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner of Mid-Con, Mid-Con merged with and into the Company with the Company being the surviving entity as a subsidiary of the Contango.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of Common Units pursuant to the Registration Statements. In accordance with the undertakings made by Mid-Con in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all Common Units registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Units and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 21, 2021.

MICHAEL MERGER SUB LLC

By:	/s/ Farley Dakan
Farley Dakan
President

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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